Exhibit 10.1

BY E-MAIL

September 29, 2017

International Value Advisers, LLC
717 5th Avenue, 10th Floor
New York, New York 10022

Attn:            Michael Malafronte
michael.malafronte@ivafunds.com

Shanda Scibilia
shanda.scibilia@ivafunds.com

Re:	Invitation for Michael Malafronte to Complete 2016-2017 Term as a DeVry Education Group Inc. Director and Conditional Partial Waiver

Dear Michael and Shanda:

Reference is made to Section 1(f) of that certain Support Agreement, dated June 29, 2016 (the "Support Agreement"), by and among persons affiliated with International Value Advisers, LLC described therein, Adtalem Global Education (f/k/a, DeVry Education Group Inc.) ("Adtalem") and Michael Malafronte and that certain letter of Irrevocable Resignation of even date from Michael Malafronte (the "Resignation Letter") delivered to Adtalem in connection therewith.  Capitalized but not defined terms shall have the meanings set forth in the Support Agreement.

As discussed, under the terms of Section 1(f) of the Support Agreement and the Resignation Letter, Michael Malafronte's resignation from the board of directors of Adtalem (the "Board") would become effective in the event "IVA, together with all of the IVA Affiliates, ceases collectively to beneficially own or have other ownership interest in aggregate Net Long Positions of at least 10% of the outstanding shares of Common Stock" (the aforementioned clause being the "10% Threshold Condition").  The Board has valued and appreciated Michael Malafronte's contributions as a director and hereby extends an invitation, subject to shareholder approval, for Mr. Malafronte to be nominated to continue as a member of the Board for the term ending at the 2018 Annual Meeting of Shareholders (the "2017-2018 Term") notwithstanding the fact that the 10% Threshold Condition has been satisfied.

If Mr. Malafronte wishes to continue his service on the Adtalem Board during the 2017-2018 Term, please sign this letter below and return a .pdf copy to Gena L. Ashe at gena.ashe@adtalem.com.  Upon receipt of a countersigned version of this letter, Adtalem hereby waives of its rights under the 10% Threshold Condition and, accordingly, the Resignation Letter shall not become effective as a result of the satisfaction of the 10% Threshold Condition.

If you have any questions, please contact me or Gena L. Ashe at 630-353-3726.

Best regards,

ADTALEM GLOBAL EDUCATION INC.

By:	/s/ Christopher B. Begley
Christopher Begley
Chair of the Board of
Directors

CC:              Murray A. Indick
Morrison & Foerster LLP
mindick@mofo.com

Agreed and Acknowledged this 3rd day of
 October, 2017

By:    /s/ Michael Malafronte
            Michael Malafronte

INTERNATIONAL VALUE ADVISERS, LLC

By:   /s/ Michael Malafronte
            Michael Malafronte
            Managing Partner